REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 1 REFINITIV STREETEVENTS EDITED TRANSCRIPT Q2 2021 Caseys General Stores Inc Earnings Call EVENT DATE/TIME: DECEMBER 08, 2020 / 1:30PM GMT

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 2 CORPORATE PARTICIPANTS Brian Joseph Johnson Casey's General Stores, Inc. - Senior VP of IR & Business Development Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Stephen P. Bramlage Casey's General Stores, Inc. - CFO CONFERENCE CALL PARTICIPANTS Anthony Chester Lebiedzinski Sidoti & Company, LLC - Senior Equity Research Analyst Benjamin Shelton Bienvenu Stephens Inc., Research Division - MD Bonnie Lee Herzog Goldman Sachs Group, Inc., Research Division - Research Analyst Charles Edward Cerankosky Northcoast Research Partners, LLC - MD of Research, Equity Research Analyst & Principal Irene Ora Nattel RBC Capital Markets, Research Division - MD of Global Equity Research & Senior Equity Analyst John Macalister Royall JPMorgan Chase & Co, Research Division - Analyst Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst Matthew Jacob Fishbein Jefferies LLC, Research Division - Equity Associate Paul Trussell Deutsche Bank AG, Research Division - Research Analyst Robert Kenneth Griffin Raymond James & Associates, Inc., Research Division - Senior Research Associate Brian McNamara Berenberg Capital - Equity Research Analyst PRESENTATION Operator Ladies and gentlemen, thank you for standing by, and welcome to the Second Quarter Fiscal Year 2021 Casey's General Stores Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions) I would now like to hand the conference over to your speaker today, Brian Johnson, Senior Vice President of Investor Relations and Business Development. Thank you. Please go ahead, sir. Brian Joseph Johnson Casey's General Stores, Inc. - Senior VP of IR & Business Development Thank you. Good morning, and thank you for joining us to discuss the results from our second quarter ended October 31, 2020. I am Brian Johnson, Senior Vice President, Investor Relations and Business Development. With me today is Darren Rebelez, President and Chief Executive Officer; and Steve Bramlage, Chief Financial Officer. Before we begin, I'll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements include any statements relating to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, the company's supply chain, business and integration strategies, plans and synergies, growth opportunities, performance at our stores and the potential effects of COVID-19. There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements including, but not limited to, the integration of the Buchanan Energy acquisition, our ability to execute on our strategic plan or to realize benefits from the strategic plan, the impact and of duration of COVID-19 and related governmental actions, as well as other risks, uncertainties and factors, which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and available on our website. Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. Now I'd like to turn the call over to Darren to discuss our first quarter results. Darren?

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 3 Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Thanks, Brian, and good morning, everyone. We're really excited to share our second quarter results with you. First, our team deserves all the credit for our continued growth and positive performance. Despite the pandemic and changing environment, our over 40,000 team members are serving our guests and ensuring our stores have what they need to be there for our communities. Our team is winning together, and I'm grateful for their dedication. In addition to being a top convenience retailer, we're a part of the fabric of the communities that we operate in, where we know each other by name and show up for each other when in need. As our purpose states, we're here to make life better for our communities and guests every day. Casey's charitable giving aims to have an impact by supporting fundamental needs through 3 pillars: education, hunger and community servants. Today, I'd like to share some areas where Casey's is having a meaningful impact. During the month of September, with the help of our team members and generous guests, we raised money for over 15 million meals for 58 local food banks in our communities, which has seen increased demand since the onset of the pandemic. First, we jumpstarted our support with a donation to Feeding America's COVID-19 relief fund in May, and then we integrated it into our annual plan. Through an in-store giving campaign in partnership with Coca-Cola and Feeding America, we funded much needed meals that will feed children and families in our neighborhoods. Then in October, Casey's announced its first-ever grant program as part of our cash for classrooms initiative. Our work in education focuses on helping local K-12 schools and the people they serve, students, teachers and families. This grant program is currently in progress, and we look forward to sharing news of the grantees in March. Thank you to our vendor partners. Each Casey's team member that asked for donations at our registers and especially to our guests who truly do good when they shop at Casey's. Now let's discuss the quarter's results. As you've seen in our press release, we had a tremendous second quarter. Diluted earnings per share rose 36% to $3 per share. The results of this quarter were quite well balanced, driven by both a stronger fuel margin and higher inside sales volumes and profits than a year ago. We also recently announced an agreement for the largest acquisition in our company's history. I'll discuss the Buchanan Energy acquisition a little later. But suffice it to say that we believe it will be a tremendous strategic fit, and we look forward to welcoming the Bucky's stores and their employees to the Casey's family. Our innovation around digital guest engagement is expanding as we continue to add members to Casey's rewards, and we're beginning to use it to affect consumer behavior. Finally, our Board voted to raise the dividend at the December meeting, as a sign of confidence and optimism for our future. I would now like to go over our results and share some of our details in each of the categories. During the second quarter, we continued to experience a favorable fuel margin environment. Fuel gross profit was up 45% compared to the prior year, with a fuel margin of $0.353 per gallon. Same-store gallons sold were down 8.6% compared to prior year due to continued traffic disruption from the pandemic, though we did see sequential improvement from the first quarter. The average retail price of fuel during this period was $2.07 a gallon compared to $2.47 a year ago. Total gallons sold for the quarter were down 6% to 578 million gallons. Our fuel team continues to do a great job driving performance, and we're pleased with our fuel results relative to the industry and publicly available information. The team is using real-time data to drive pricing decisions and has been incredibly successful at maximizing gross profit dollars at our stores. With respect to fuel procurement, we currently have 64% of our gallons under contract near our optimal level. Finally, our fleet card program has over 8,600 accounts. With over 21,000 active cards in the market, our commercial business now represents approximately 11% of our total gallons. Same-store inside sales were up 3.5% for the quarter, with an average margin of 41%. The company experienced sequential sales improvement of 400 basis points versus the first quarter. Like the first quarter, we continue to see larger basket size more than offset the lower inside guest traffic. The grocery and other merchandise category continues to shine with same-store sales up 6.6% for the quarter and an average margin of 33.3%. Beer and alcohol continue to perform well. We've also experienced growth in both packaged beverages and tobacco due to larger pack size demand, higher Marlboro loyalty redemptions and improved in-store execution. Total prepared food and fountain sales were down 3% to $289 million in the second quarter. Same-store

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 4 sales were down 3.6%. The average margin for the quarter was 60.1% versus 60.9% from a year ago. We had sequential sales improvement of 620 basis points versus the first quarter and our margins improved sequentially as well. That being said, this area of our business continues to be the one most impacted by lower guest counts from the pandemic. Especially in the morning daypart, where many of our guests continue to work from home or deal with virtual schooling arrangements. Bakery and dispensed beverages, especially coffee, are the categories most adversely impacted, though both showed volume improvements versus first quarter. Conversely, whole pies are continuing to perform exceptionally well, with units up 17% compared to the same quarter a year ago, aided in part by our digital efforts. Digital sales are up 127% and make up over 50% of total whole pie orders. I would now like to turn the call over to Steve to go into some details on the financial statements. Steve? Stephen P. Bramlage Casey's General Stores, Inc. - CFO Thank you, Darren, and good morning. Revenue for the quarter was $2.2 billion, a decline of $272 million or 11% from the prior year. This was due to the decline in retail sales of fuel of approximately $321 million, driven by the lower number of gallons sold and the lower retail price of fuel. Total inside sales were up 5.1% to over $1 billion. Grocery and other merchandise sales increased by $58 million, while sales of prepared food and fountain fell approximately $9 million. Please note that all reported figures are favorably impacted by approximately 2% more stores being operated on a year-over-year basis. Just a reminder that we do not record lottery ticket sales as inside sales. Rather, we record our net commission earned in other. Lottery ticket sales have performed well throughout the pandemic. And if we had recorded them as part of our inside same-store sales, our year-over-year performance in the second quarter would have increased by approximately 100 basis points. Casey's had gross profit, which we define as revenue less cost of goods sold, but excluding depreciation and amortization of $632 million in the second quarter, an increase of nearly $75 million from the prior year. This is primarily attributable to higher fuel and inside gross profit of $63 million and $11 million, respectively. Our grocery and other merchandise gross profit increased $19 million, while the prepared food and fountain gross profit declined $8 million. Generally, our inside-the-store performance, both in terms of volumes and margins improved sequentially on a year-over-year basis versus the first quarter as guest counts in the stores improved, and our operating and merchandising teams executed well. Inside gross profit margins were 41%. Grocery and other merchandise margins were 33%, which is in line with the prior year. Prepared Food and fountain margins were a touch above 60%, a decline of approximately 80 basis points from the prior year. While the margin decline is smaller versus the prior year than what we experienced in the first quarter, we continue to be pressured due to adverse mix and extra waste in this segment more than other areas of the business. The company had 70% of cheese usage locked at $1.98 per pound, but wholesale cheese costs rose considerably throughout the second quarter, causing the final total average cheese cost for the quarter to be $2.18 per pound, which is even with the prior year's second quarter. As a reminder, our cheese lock ends at the end of December, though we will be opportunistic buying forward if favorable market conditions allow. Total operating expenses were up 10% to $410 million. There are several factors driving this increase. First, the increase from operating 38 or 2% more stores than a year ago is $9 million. We also incurred $9 million in incremental incentive compensation due to the company's strong performance. This increase is driven both by short-term incentive plans at both the store and corporate level, along with accounting for previously granted, long-term performance based equity compensation. We also incurred $1 million in expenses related to the Buchanan Energy acquisition as well as $5 million in COVID-related expenses such as cleaning and sick pay. We are committed to taking care of our team members and guests during these extraordinary times. And calendar year-to-date, we have made $32 million in investments related to COVID and necessary safety measures. While we finished the quarter down 2% in same-store labor hours, our same-store operating expense dollar increase was closer to 4%. As we communicated previously, we planned to add labor to the stores as traffic recovered. However, we have experienced incremental staffing challenges with respect to COVID-related quarantines, and that is driving additional overtime. Furthermore, a July minimum wage increase in Illinois fully impacted our wage structure in the quarter. We will continue to be diligent in monitoring our labor hours at the stores and rightsizing store hours vis-à-vis traffic patterns, but we do expect to incur additional COVID-related costs in the third quarter that will likely land between Q1 and Q2's levels of spending.

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 5 Interest expense was down 16% to $10.6 million due primarily to the refinancing of the senior notes that was completed in August. The effective tax rate for the quarter was approximately 24%, comparable to the prior year. We believe we will finish the year with an ETR between 24% and 26% and and this is inclusive of the impact that we expect from closing the Buchanan Energy acquisition. Net income increased nearly 37% to $112 million. Adjusted EBITDA for the quarter was $223 million compared to $184 million a year ago, an increase of 21%. Our balance sheet continues to be strong and has further benefited in the quarter from the refinancing. We have ample financial flexibility available to us, both to absorb the Buchanan Energy transaction and to pursue our longer-term strategic objectives. At October 31, cash and cash equivalents were $405 million, and we have the full undrawn capacity of our $325 million in lines of credit. Our leverage ratio stands at approximately 1.9x. And we have no maturities of significance due until 2025. At the December quarterly meeting, the Board of Directors voted to increase the dividend 6% to $0.34 per share. The company generated $86 million in free cash flow in the second quarter, which we define as cash flow from operating activities of $200 million less purchases of property and equipment of $114 million. This compares to negative $8 million in the prior year and was driven by higher earnings, favorable working capital performance and lower capital spending. Capital expenditures were down $27 million from the second quarter a year ago, primarily due to COVID-related delays in construction projects. The company has opened 15 stores so far this year. Our new store pipeline includes 77 sites, of which 23 are under construction. We also have 4 acquisition stores under agreement in addition to the Buchanan Energy transaction. And we continue to believe we will finish the year with approximately 40 newly constructed stores. While we are not providing earnings guidance for the fiscal year, given the ongoing uncertainty around consumer behavior and traffic volumes from COVID-19, there are a few modeling guidelines that we can provide for the impact of the Buchanan Energy transaction which we continue to expect to close by the end of the calendar year. We expect to incur approximately $10 million in closing related costs in our third quarter, and that's primarily advisory and legal fees. We also continue to anticipate a onetime noncash tax expense of $6 million to $7 million that's associated with the revaluation of our deferred tax liabilities on closing due to a change in state income tax apportionment. Over the next several quarters, we expect to incur an additional $7 million to $10 million in integration-related costs. We expect the transaction will be EBITDA accretive to us in the fourth quarter of this fiscal year and EPS accretive in our fiscal 2022. We continue to expect to realize $23 million in synergies by the third year on top of the $47 million in acquired LTM EBITDA. As for the financing of the transaction, we anticipate using approximately $250 million to $300 million in cash on hand, raising an approximate $250 million 5-year term loan and taking a temporary draw on our revolver for the remainder of the purchase price. As a result, we expect interest expense for the remainder of our fiscal year to be between $25 million to $27 million. Debt-to-EBITDA is expected to be 2.3x at closing, still leaving us with ample liquidity. Finally, I would like to remind you that seasonally, the third quarter is free cash flow negative for the company. And this year should be no different given the timing of our capital expenditures. I'll now turn the call back over to Darren. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Thanks, Steve. I'm very happy with the performance of the company throughout the second quarter. Although we remain very confident in our long-term plan, we're cautious in our outlook over the winter months. While the developing news around vaccine progress should give all of us cause for optimism, the reality today is COVID cases have surged throughout the Midwest. It should also be no surprise that the CDC recommendations on limiting holiday travel and large gatherings, the movement of schools to virtual instruction, and tighter restrictions on many social activities have started to, again, take a toll on guest traffic. Our quarter-to-date year over year same-store fuel gallons sold are trending down mid teens, a weakening from our

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 6 second quarter averages. Fuel margins remain higher than historical averages and are approximately $0.30 per gallon currently. Inside sales quarter-to-date are positive in the low single digits, somewhere between our first quarter and second quarter experience. Prepared food remains pressured and is trending down mid-single digits so far this quarter. Grocery and other merchandise is trending positive mid-single digits, buoyed by strong tobacco and alcohol sales and continued momentum behind our various merchandising initiatives. We finished the quarter with food restrictions in place at 120 stores and given the recent surge in cases, it is possible restrictions may increase. Even though the business is seeing a softening in the pace of the recovery we saw in the summer months, I'm still pleased with the progress on our long-term strategic plan. We refer to 1 of the strategic pillars of the plan as being where the guest is. The primary objective of this pillar is to accelerate our store growth, specifically adding 345 stores over the next 3 years. This goal received a significant boost after we disclosed our plan to acquire Buchanan Energy, a 94 store chain located here in the Midwest. The stores, known as Bucky's, are a perfect strategic fit for Casey's. They're located primarily in Nebraska and Illinois and are situated in markets that we find very attractive. The Bucky's team has done an outstanding job locating the stores on busy corners, and they do many things well operationally. Their stores are high-volume sites, averaging more than double our fuel volume, while their inside sales are in line with an average Casey's. We believe our pizza will thrive at their stores. Prepared food is currently only 7% of their inside sales, compared to our mix of 31%. So there is tremendous opportunity here to grow that portion of their business. We believe our scale and distribution capabilities can also bring significant margin synergies to the business. In addition to the 94 retail stores, the company currently supports a dealer network of 79 stores. These stores are run by independent operators and are supplied fuel by Buchanan Energy via long-term fuel supply agreements. I'm personally very excited to have this new capability here at Casey's as it gives us greater flexibility with future acquisitions. I've seen this work successfully firsthand, and it plays well with our strategic objective to accelerate M&A. The purchase price net of tax benefits is $500 million, which represents a 10.6x EBITDA multiple. We expect to realize approximately $23 million in synergies from the transaction by the third year as well as $3 million from newly opened stores that are not included in their current financial performance. All of this will result in a 6.8x multiple of EBITDA with fully realized run rate synergies, a price that will allow us to quickly create value for Casey's shareholders. Our balance sheet will remain strong post close, which will enable us to continue to execute on our strategic plan to accelerate further unit growth. With respect to the guest experience, we continue to see momentum with our digital engagement. Our Casey's rewards program recently surpassed 3 million enrolled members, a 17% increase throughout the quarter. The program has effectively supported our private label launch of 2-liter and 20 ounce soft drinks with special offers and promotions. The program also recently tested guest segmented campaigns using specific packaged beverage data as well as promotions to encourage revisits to the store. We'll continue to increase personalization as we grow our guest database. Our DoorDash partnership continues to perform well, and we believe we are reaching a new guest base. 59% of the orders for the quarter were submitted outside of our own standard delivery hours of 4 to 9 PM. We're also in the early stages of piloting a partnership with Uber Eats. Our curbside pickup option has also been well received and is currently in place at all locations. We believe both capabilities will help us navigate through any potential challenges posed by resurgence in COVID this winter. Our private label program is picking up momentum. We launched 29 new items through the end of the second quarter. We have plans to add 50 items through the third quarter in a variety of categories from packaged beverages to packaged bakery and snacks. We have nearly achieved our fiscal '21 goal of 2% penetration already and think we will have over 150 SKUs by the end of the fiscal year. In closing, I just want to pass on my appreciation to the entire Casey's team, for continuing to execute our long-term strategic plan and delivering fantastic second quarter results. We will now take your questions.

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 7 QUESTIONS AND ANSWERS Operator (Operator Instructions) Our first question comes from the line of Karen Short from Barclays. Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst I just wanted to talk a little bit about operating expense growth versus gross profit dollar growth. So when you back out the COVID and the bonuses as well as Bucky's, it looks like the gap is kind of almost like 4% between the 2. So I guess, wondering if that's the right way to think about the gaps kind of given the current environment? And then wondering if you could just talk a little bit about how you're thinking about bonuses going forward or how we should think about it? Was this $9 million like a true-up given the results in the first half? A little color there? And then I had a separate question. Stephen P. Bramlage Casey's General Stores, Inc. - CFO Karen, this is Steve. I'll start with that. I think the easiest way on the OpEx side is when we -- the increase year-over-year was about $37 million just in terms of total dollars. And when you carve out the new stores, the incentive comp, true-up, which I'll come back to, COVID and the black shirt spending. It was about $13 million or so that related to same-store sales operations, which is roughly 4% of a year-over-year increase. The minimum wage change in Illinois, which just causes compression in our system. We don't pay a lot of minimum wage, but it forces everything up, was probably $2 million or so of that $13 million increase. And so we do believe that it was the right thing for us to do to add hours back into the stores. We try to be clear that, that's what we were going to do as traffic came back into the stores, and there's no doubt that it continues to be a challenging environment for us in terms of just staffing stores because of COVID-related quarantines. When we have an exposure in the store, not only do we have to close the store to clean it, but we then quarantine the staff members that are working in that store, which creates overtime for everybody else. And so that's going to continue going forward. But we certainly will be diligent around making sure our labor hours that we're using in the stores continues to directionally be consistent with the traffic that we're seeing going through the stores. And then on the incentive compensation, it's a little bit of a true-up as well as reflective of current performance. So of that $9 million increase, half of it roughly relates to truing up previously granted long-term incentive performance shares. So those would have been from 2 -- 1 and 2 years ago, and we did make a true-up based on where those are currently trending. The other half would be reflective of truing up the current year estimated bonus program for both the stores and the management team. So for the next 2 quarters, I think we probably captured most of the long-term equity true-up realistically, but we probably will have incremental -- a little bit of incremental short-term comp in each of the next 2 quarters, assuming performance continues to remain strong. Okay. Karen Fiona Short Barclays Bank PLC, Research Division - Research Analyst That's helpful. And then I was just wondering if you could give a little color on what you're seeing on average ticket for the various buckets. So in-store with no loyalty and versus DoorDash versus just purchasing through your app, not using DoorDash like holistically? Any color you can give on those 3 buckets or 4 buckets? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. Karen, this is Darren. I guess I would just say more broadly, what we saw in the quarter was about a 15% increase in average ticket overall. And that was partially offset by reduction in guest traffic of around 10%. Operator Our next question comes from the line of Ben Bienvenu from Stephens, Inc. Benjamin Shelton Bienvenu Stephens Inc., Research Division - MD You've talked about the near-term ebb and flow of traffic and specific to prepared food, the ebb and flow there and the layering on of restrictions. But I'm curious, as we come out of COVID and life returns to normal, and you see traffic patterns come back to normal. How

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 8 do you think about using promotions to drive engagement? And particularly, if I could tie it into the comments that you made about cheese prices, which I think if we look at both spot and futures markets on cheese, it looks like there's an opportunity to capture another lock of pretty attractive cheese prices. So how might that enable you to posture around promotions? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Well, Ben, certainly as things start to normalize again, which, by the way, I'm not sure that we would expect to see "normal" coming back until probably mid next year, next calendar year depending on the distribution of a vaccine. And so there's still a lot of uncertainty around that piece. But certainly, via our rewards program, we have the ability to target our promotional activity a little more precisely than maybe we have in the past. So we have some underperforming dayparts, in particular, and some categories haven't performed as well. And so we would probably be looking to enhance some promotional activity to regenerate those categories. With respect to the cheese lock, yes, we do have an opportunity to, at some point, maybe lock in some more of our cheese purchasing. We're continuing to monitor the market for the right opportunity to do that. To the extent that we save on cost of goods, we can make a decision as to whether we want to invest some of that savings in promotional activity or not. I would say that, that's probably less of a factor in our thinking as opposed to thinking about where the guest is at any particular point in time and what we think is the right offer that's going to resonate with them. Benjamin Shelton Bienvenu Stephens Inc., Research Division - MD Okay. Great. And my second question is related to store growth. I suspect that the reacceleration of store growth might be congruent with the return to normal dynamic in the operating landscape. But I think you highlighted what your store growth is expected to be for this year. Do you think in fiscal '22, you can get back to that historical, organic and inorganic growth rate kind of exclusive of Bucky's? I know that's going to be a nice boost to your long-term goal and will pull forward some of that long-haul. But as it stands right now, how are you thinking about the reacceleration of store count? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. At this point, we expect to be able to get back on to the cadence that we were -- that we had originally planned on. The real long pole in the tent on this has just been a general slowdown in municipalities being able to work through the permitting process. And then part and parcel with that is some of the trades and contractors where they've may have experience some COVID-related challenges. So that's been a bit of a slowdown. We expect that once we get past all of that, we should be able to resume back to normal. It really hasn't been an internal capacity issue on our end. So once we think -- or once the environment returns to normal, we expect to be back on track. Stephen P. Bramlage Casey's General Stores, Inc. - CFO Yes. I would add to that, Ben. I think by the time we exit this fiscal year, our actual run rate of stores that we're constructing will be -- will look very consistent with what we had talked about earlier and what our historical track record has been. Operator Our next question comes from the line of Bobby Griffin from Raymond James. Robert Kenneth Griffin Raymond James & Associates, Inc., Research Division - Senior Research Associate I guess, first, I want to follow back up on the OpEx side of things as we're getting a few questions about that this morning. But when you think out further, we get back in a more normalized world where the businesses are comping as you'd expect them to. How are you guys thinking about OpEx growth either in relation to new store growth or some type of relation to gross profit growth or inflation? Is there some benchmark that you're going to be targeting against that we should think about to grade the business on? Stephen P. Bramlage Casey's General Stores, Inc. - CFO Yes. I'll start with that, Bobby. When we go back and look at the historical -- what's happened in the past from an OpEx growth standpoint, we've tended on a same-store basis to be adding 2% to 4% of OpEx growth kind of quarter-to-quarter on a same-store as we've been building out the footprint. And I think our expectation is that it certainly would not be radically different than that. I would

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 9 probably go back and take it one level up. The way we will most effectively try to manage OpEx. If you go back to the Investor Day, communications that the company had. We certainly expect to be able to be growing OpEx at a slower rate, obviously, than we're growing EBITDA over the medium term, right? We should be getting benefits of spreading operating expense investments over a larger base, and that should accrue to a slower or a lower slope of OpEx growth over that period of time. So we'll look to keep the whole thing in the medium term, growing less than the EBITDA growth rate for sure. And on a same-store basis, kind of quarter-to-quarter, it's that 2% to 4% as historically what that number has been in the short term, that's probably a pretty good rule of thumb to use. Robert Kenneth Griffin Raymond James & Associates, Inc., Research Division - Senior Research Associate Is it fair for us to view it as a function of inside store gross profit? Because just the issue, when I go back to EBITDA, the fuel margins move around so much in the industry. That when you look at it in relation to EBITDA growth, the fuel margins can change -- can kind of impact that analysis on a quarter-to-quarter basis. Is it fair to view it in relation to just inside gross profit? Or is that not a fair way to look at it? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Bobby, this is Darren. I mean, I think that's one way of looking at it. That's going to vary with a number of factors, right? The store operating hours are going to play a role. Frankly, even with inside sales, that can vary. If you think, on one hand, our grocery and general merchandise categories are performing very well and accelerating. Those are probably less labor-intensive than our prepared foods business. And so as prepared foods business accelerates, there may be some more labor applied there. Of course, that comes with more margin as well. So I think it's pretty dynamic. But what we had shared with the street on our Investor Day was keeping that OpEx percentage growth below the EBITDA growth. And so that's really how we're looking at it at this point. Operator Our next question comes from the line of Bonnie Herzog from Goldman Sachs. Bonnie Lee Herzog Goldman Sachs Group, Inc., Research Division - Research Analyst I was hoping to hear a little more color on the trends you're seeing during November and so far during December, especially given the spike in COVID cases that we're seeing and some increased lockdowns. You did mention some of the impacts so far on your business. But be curious to hear any key differences during this wave maybe versus the first wave. Maybe you could touch further on any initiatives you'd be implementing to better handle the second wave? I'm just thinking through, if you've gotten any learnings from the first wave? And maybe why you'll be better equipped this time? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, sure. Certainly, what we're seeing this go around isn't anywhere near as challenging as what we experienced the first go around. Part of it is just we're accustomed to operating in this environment now. The second piece is, I think municipalities and states have generally shunned the lockdown approach to things, whereas early on in the pandemic states were completely shutting things down. And so I think what they're trying to do is be a little more thoughtful around what types of restrictions they put in place, where they're seeing outbreaks of COVID and trying to address those areas specifically as opposed to locking everything down. So that's more from a macro perspective and we have a team that monitors this stuff every single day in terms of the various government regulations. I think that's one of the things that we're a lot sharper on now than perhaps in the early days of the pandemic. All that being said, what we saw in November, that we talked about a little bit in early on December is that we are seeing some traffic start to slow a little bit. It's not anywhere near what we experienced in late fourth quarter and early first quarter last year, but it certainly started to soften a bit. Our whole pizza business continues to perform very well, like it did before. We're seeing alcohol and tobacco improve as a result of that as well. But overall, the mix of products and merchandise within the store is staying fairly consistent with what we've seen. It's just on some reduced traffic. Operator Our next question comes from the line of Paul Trussell from Deutsche Bank.

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 10 Paul Trussell Deutsche Bank AG, Research Division - Research Analyst I wanted to circle up on fuel margins. Obviously, they've continued to be strong and maybe above historical average. Just wanted to ask about kind of the controllables, procurement, pricing, competitive environment from a promotional standpoint. Maybe just kind of speak to what you've seen and what you can state from an outlook standpoint? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. Thanks, Paul. I continue to believe that our fuels team is really outperforming what we're seeing in the rest of the industry. And when we look at the various benchmarks, whether it's from OPIS or we see others results, we tend to outperform on gallons, even though our gallons are negative, and we've been outperforming our margin at the same time. And so even though we're all sort of experiencing an elevated margin environment and a softer gallons environment, I would say that our team has done a better job of navigating that environment and is performing well. So if we look in the future, I've made it a point not to try to crystal ball what fuel margins are going to be because that tends to be a fools errand. But what I will say is that I feel very confident in that whatever environment we're going to find ourselves in that our team is prepared to handle that, and we'll navigate it appropriately. And I think the evidence of the last 6 to 9 months would be the proof point of that. So whatever we end up seeing, we'll be able to deal with it. Paul Trussell Deutsche Bank AG, Research Division - Research Analyst No, fair enough. And then a follow-up is just regarding maybe any kind of learnings, that would be interesting to kind of share with the group regarding the rewards program. Obviously, you spoke to exceeding 3 million members. The digital sales are triple digits. Just any other kind of details and touch points there that you can offer from this rollout? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, sure. And I'll caveat this by saying that a lot of what we're learning, I think, is really accrues to a competitive advantage for us. So I don't want to share a whole lot. But what I can tell you is a couple of things. When we look at the mix of our rewards guests and their purchasing behavior, one of the things that we found that's interesting is that guests that come in the store, also buy fuel and also make online purchases either through web or a mobile app are only 16% of our total guests. So when I look at that, I said there's a huge, huge opportunity for us to engage more of those guests that aren't taking full advantage of the suite of opportunities to buy all of our products. So when I think about our digital platform, our rewards platform and how we can engage our guests, I think there's tremendous upside there. And we're just now being able to have visibility to that type of opportunity. The second thing, as we've been digging into our prepared foods and fountain performance. We were looking at rewards data and looking particularly on the dispensed beverage side of things. And what we found is that we've seen our fountain guests that would normally buy, found the preponderance of visits to the store and then a smaller portion of the time would buy a bottle and can or packaged beverage, we've seen that shift over the last several months with the pandemic to where those guests are more inclined to buy packaged beverages and less inclined to buy fountain. So when we look at the performance between the 2 categories, we are seeing a shift towards that packaged beverage. I think some of that is just related to guest comfort around a self-serve dispensed beverage versus something that's already packaged in a bottle or can. So we are seeing some of that behavior shift. So it helps us -- gives us a little more comfort in terms of how the performance of that prepared food and fountain business is performing. So there's a couple of insights, Paul. Operator Our next question comes from the line of Kelly Bania from BMO.

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 11 Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst Wondering if you could talk a little bit in more detail about the dayparts and the performance. You talked a little bit about breakfast, but maybe just can you remind us what percent of the mix for prepared foods, breakfast is and what you're seeing in the other dayparts? And just what you can do to kind of manage that over the couple of quarters? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. When we looked at these numbers, they've all somewhat improved over the course of the pandemic, but we're -- we're down from a traffic standpoint in the morning daypart, we're down low double digits. And then in the overnight, daypart as well, we're down about the mid-teens. So that lunch and early evening daypart, are a little less affected from a traffic standpoint. And this is all -- stands to reason with more people working from home, with schools being virtual in a lot of cases that, that morning commuting traffic has just been off, and we see that particularly reflected in our -- in our breakfast products, our coffee and our bakery and donuts, in particular. Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst Okay. That's helpful. And just, I guess, a follow-up on the prepared food category. Darren, just any update on how you are feeling about the test for twice a week deliveries, and maybe this isn't the ideal environment to test that. But just curious how you envision that category longer-term and your desire to kind of build out some more capabilities and fresher options inside the store? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, sure. With respect to the twice a week delivery, I think you'll recall, we had a 400 store test up and running when COVID hit. We put the brakes on that to allow things to settle. And we have plans to relaunch that in early part of the new calendar year. So we'll get back up and running with that. And we'll see how that progresses. But with respect to the prepared foods overall, I think our team is really starting to hit its stride from a product development standpoint. If you recall, we've brought on some new members to the team, and they're kind of hitting that 5 or 6-month mark with respect to their time at Casey's. And if you recall at Investor Day, we had talked about when we -- when you develop a fully vetted product pipeline, it takes about 18 months from ideation to commercialization. And so we're -- we're probably 11 -- 10 or 11 months into that process. And so the team does have some innovation in the pipeline. We're working through the progression on that with our guest insights in validating things. But I'm very optimistic about the future and what the opportunities are that the team are creating, but it's just going to take a little bit more time to get through the process. Operator Our next question comes from the line of Matt Fishbein from Jefferies. Matthew Jacob Fishbein Jefferies LLC, Research Division - Equity Associate Following up on the digital sales trends, the new guest reach and the overall digital opportunity. Just wondering if you're seeing anything that suggests digital trends may be stickier, potentially more incremental than maybe was thought in January, perhaps in terms of prepared food business, where we are from like a mobile ordering as a percent of revenue perspective or pickup versus delivery, potential incrementality from grocery add-ons. Where do you think it could shake out looking ahead versus where you thought it could before the pandemic? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, Matt. Well, certainly, we think and we've seen that the rewards members are stickier guests, so to speak. They do have higher frequency than we think guests that are not on rewards. And so we definitely see that upside there. And then we have the -- we have the ability to influence that behavior by connecting with them on a more individualized basis and personalized basis to influence that behavior. With respect to the overall mix of digital, it's still a relatively small part of our overall business, although it is a higher percentage of our prepared foods business, which you would expect because the preponderance of our e-commerce businesses in our pizza and our whole pie business. But like I mentioned earlier, a little bit more than 50% of our whole pizza orders are now coming in through some sort of

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 12 digital means, whether it's the app or the website. I would anticipate that, that continues to grow. As more and more people become aware of it, we get more and more rewards members and we have more adoption. And so we like that. That gives us the ability to capture more data and be able to influence more behavior. Matthew Jacob Fishbein Jefferies LLC, Research Division - Equity Associate Yes. And I guess just to follow-up, obviously, back in January, if you were to tell us that digital would be much of a percent of sales as it is right now, we'd be all scratching our heads because the pandemic has definitely pulled forward that significantly. But just compared to your expectations back in January, are you surprised how well the company's capabilities are holding up against that demand? Does it give you incremental confidence going forward that perhaps digital can be a larger piece of the business than previously thought? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. I don't know that we're surprised it's been able to hold up. Frankly, I'd be disappointed if it didn't hold up in this kind of environment. We've been happy with it. We've -- we have exceeded our initial targets in terms of rewards members enrolling in the program. So that's been good. But I don't know that the pandemic has necessarily encouraged more people to enroll in rewards. I think that's been driven more by our team and the marketing efforts around our rewards program, and people have seen value in it and adopted it. I think with respect to actually making more purchases via e-commerce. I think, yes, we have accelerated some of that. But I think the guest experience in that digital space has been a positive one. So I think people are -- were kind of nudged there as a result of the pandemic, but now the experience has been good so that they're continuing to leverage that tool. So I think it's a combination of getting a little bit of help from the COVID environment, but then the rewards program and the digital platform itself and the mobile app being very user-friendly and a good digital experience have kept people coming back. Operator Our next question comes from the line of Anthony Lebiedzinski from Sidoti & Company. Anthony Chester Lebiedzinski Sidoti & Company, LLC - Senior Equity Research Analyst So I had a question first on the fleet card program. So I think you said that 11% of your total volumes are coming from that. Can you give us a sense as to whether those customers are also coming into your stores, are you able to drive incremental traffic to the stores because of that fleet card program? Is there any way that you can quantify that, please? Stephen P. Bramlage Casey's General Stores, Inc. - CFO Yes. Anthony, this is Steve. We haven't quantified it per se, but we certainly do believe that if we get incremental commercial business coming to our sites primarily to fuel with diesel products that absolutely we're getting incremental visits inside the store from that, right? It's -- we don't have a 1:1 ratio of people as a normal course, who come to fuel up who go inside the store. We certainly are trying to link, right? The commercial program with enrolling people in Casey's rewards, et cetera, and create benefit to the individual for them to come inside the store as well as the relationship with their organization. So we will continue to try to drive behavior to go into the store. But as a general matter, yes, we get more people on the site. We're going to continue to drive more people through the inside of the store. Anthony Chester Lebiedzinski Sidoti & Company, LLC - Senior Equity Research Analyst Got it. And then as far as your same-store sales, is there any notable difference as far as your performance for same-store sales between your rural locations and more of the suburban locations? Stephen P. Bramlage Casey's General Stores, Inc. - CFO Yes. Listen, as a general matter, consistent with what we have seen really throughout the pandemic. Our rural locations have performed modestly better. From a same-store basis, whether that's inside the store performance or fuel performance, the rural spots. Again, there's a scarcity value with many of those locations have generally performed a little bit better than the urban ones, and that's been a consistent theme really for most of the calendar year.

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 13 Operator Our next question comes from the line of Irene Nattel from RBC Capital Markets. Irene Ora Nattel RBC Capital Markets, Research Division - MD of Global Equity Research & Senior Equity Analyst I just wanted to come back to the whole question of fuel and certainly understand that nobody has a crystal ball. But what we've seen coming out of prior shocks to the system is kind of a permanent step up in fuel margins, and that's been a pretty consistent result. So as you think about the combination of your enhanced capabilities and what may yet choose to be -- may have become a higher industry fuel margin. How should we all be thinking about what that number looks like relative to, let's say, last 3 years? Because, of course, for investors, that makes a very big difference in terms of what the perception is around the sustainable earnings level for Casey's. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, Irene, this is Darren. I guess, I would say, if you took out COVID, just count this year or so of COVID and threw that out, what you would have seen prior is kind of a slower, steady increase in retail margins for fuel over the last several years. And I think that's simply a function of underlying cost pressures continuing to affect the businesses and through a large part because there's such a large base of smaller, independent, less sophisticated operators out there. They don't have a lot of levers to pull. And so they have to rely on fuel margin to do that. And that's naturally caused margins to inflate over time. I don't think that dynamic is going to change. The cost pressures are continuing. You see that happening right now with as we move forward to EMV. And so I think that the preponderance of the industries will continue to seek higher margins. That being said, you have a counterbalance there with a lot of larger players consolidating the industry. And so over a longer period of time, there'll be fewer larger players that at some point may seek to maximize market share at the expense of some margin. So it's a little bit difficult to forecast. But I would say in the intermediate term, let's say, the natural inclination of gradually increasing fuel margins is probably likely to persist. Now where that shakes out versus today's levels is a little difficult to handicap. Irene Ora Nattel RBC Capital Markets, Research Division - MD of Global Equity Research & Senior Equity Analyst Absolutely. And then I just want to come back to the whole prepared food question and the new product launches and the insights that you're getting from sort of your digital engagement and thinking even just in the current environment, very short term, people are going to be stuck at home over Christmas and things like that. Are you thinking about in the short and -- in the short-term until you get the full pipeline, about some product launches that can really just stimulate that demand to bridge the gap? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes, certainly. We're working on things that we can do in the short-term while we're building the capability for the long term, some of that tends to be a little more tactical in nature. I don't want to get into the specifics of that for competitive reasons. But yes, we're certainly not sitting on our heels waiting for the next 6 months to pass for the product pipeline to catch up. So we're balancing both some short-term opportunities while we're pursuing the long-term product development pipeline. Operator Our next question comes from the line of Brian McNamara from Berenberg Capital. Brian McNamara Berenberg Capital - Equity Research Analyst I think Irene kind of asked kind of the bulk of my question, but I was wondering if you could give us more color on how fuel margins continue to impact the M&A environment, particularly the small tuck-in variety as you had mentioned, it has given a welcome spike to some potential targets earlier this year. And particularly, I'm curious how the duration of these abnormally high margins compares to kind of like what you guys have expected internally as the year has gone on? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. With respect to the M&A environment, what we've seen in experience is that the elevated fuel margins have given some of the smaller operators, a little bit of an opportunity to hang on, I'll say. I think they're also beginning to realize that the pandemic is going to start to wind down and maybe these margins aren't as sustainable as they would have liked. At these levels, albeit that they'll probably end up at a higher place than where they started. I think also what's factoring in is the end of the calendar year, change in administration,

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 14 potential change in tax law. So there's a lot of things at play right now that that we believe will start to encourage some people that may be sitting on the sidelines for this calendar year to maybe think differently in the next calendar year. So we would expect some activity to pick up moving forward. Brian McNamara Berenberg Capital - Equity Research Analyst And then just on the duration of how long kind of these -- I mean, I think the fuel margins continue to surprise. I'm just curious kind of how it's -- how this has landed relative to your expectations? Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. Well, what we experienced early on was that as traffic dropped, the market kind of compensate for that would increase margins. And so we would expect that -- I guess, we expected the margins to somewhat persist for as long as the pandemic impacts and the impacts on traffic and gallons sold were going to persist. So I don't think that's been a surprise. I'm not sure that any of us had a real expectation about when the pandemic would start to subside. We certainly had forecasted internally that we expected a resurgence in the fall because that's what we're hearing from the scientific community, and that's starting to play out. So I'm not sure we had an expectation about when things would end other than once a vaccine was widely distributed, that, that would take place. So I think now the best data we have on that is that probably sometime mid-calendar '21 is when things will start to maybe look a little bit more normal. Operator Our next question comes from the line of Chuck Cerankosky from Northcoast Research. Charles Edward Cerankosky Northcoast Research Partners, LLC - MD of Research, Equity Research Analyst & Principal Sort of a technical question in looking at the credit card fees. They were about flat year-over-year in the second quarter. But down significantly in the half, and that implies, of course, the first quarter as well. What's going on there? And what does it tell us about demand trends? Stephen P. Bramlage Casey's General Stores, Inc. - CFO Yes. I think -- I don't think there's too much to read into it, per se. I mean, the quarter-to-quarter sequential trend in credit card fees is, to some extent, going to be driven by the price of fuel, right? And what we're seeing in terms of the retail price of fuel and from a year-over-year standpoint. We're always in the midst of various renegotiations with financial institutions around some of the fees. And so I don't think there's anything we would point to that there's been a substantive change in the way we're incurring or the way we would expect to incur credit card fees over the medium term. The price of fuel certainly drives it quite a bit in any particular quarter. Charles Edward Cerankosky Northcoast Research Partners, LLC - MD of Research, Equity Research Analyst & Principal Any hope that you can significantly influence credit card fees with -- through the negotiations? Stephen P. Bramlage Casey's General Stores, Inc. - CFO Well, it's certainly something we're going to try to do over a longer term. There's a lot of moving parts in those discussions, and it's always going to be a substantial piece of expense for us, but it's big enough that we're going to remain diligent in terms of trying to manage it to the best of our ability. But no, we would certainly not have any near-term expectation of change directly because of the conversations we're having now because it's just quite a long lead time for us to get that stuff through the pipe. Operator Our next question comes from the line of John Royall from JPMorgan. John Macalister Royall JPMorgan Chase & Co, Research Division - Analyst I'll just do one. I know we're kind of short on time. So I appreciate the color earlier on the post Bucky's numbers. Is there any view you can give us on what run rate capital spend levels might look going forward following the transactions? Just thinking about maintenance levels on 94 new stores. And I know I think you discussed on the prior call, of $50 million over 3 years to achieve synergies. So just trying to see where you think the kind of run rate level would shake out?

DECEMBER 08, 2020 / 1:30PM GMT, Q2 2021 Caseys General Stores Inc Earnings Call REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us ©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior written consent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies. 15 Stephen P. Bramlage Casey's General Stores, Inc. - CFO Yes. I'll start with that, John. So I think the net investment back into the Bucky's stores to get our kitchens in over the next couple of years of a $50 million number. That's a reasonable estimate based on the information we have. Our point of view has not changed as it relates to that at all. I think from a run rate perspective, they're running, call it, somewhere (around) $6 million. If I look at it from a D&A perspective, it's probably the easiest way for me to describe it. I would expect, once we get through intangible valuation associated with that transaction, we probably will incur somewhere in the neighborhood of about $20 million of incremental D&A from that deal, right? We'll be depreciating their assets. There'll be a couple million dollars of additional intangible amortization and the money that we put in is probably $5 million to $6 million. And so I think $20 million going forward for the first couple of years, all in would be reflective of kind of the cost of the capital investment that we would be receiving from that transaction. Operator At this time, I'm showing no further questions. I would like to turn the call back over to Darren Rebelez, CEO, for closing remarks. Darren M. Rebelez Casey's General Stores, Inc. - President, CEO & Director Yes. Thank you, and thanks for taking the time today to join us on the call. I think the company is well positioned financially to take on whatever challenges and opportunities may come our way in the back half of this fiscal year. So we'll wrap it up for now, and hope everybody has a happy holiday. Operator Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect. DISCLAIMER Refinitiv reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Briefs are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT BRIEFS REFLECTS REFINITIV'S SUBJECTIVE CONDENSED PARAPHRASE OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES REFINITIV OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT BRIEF. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2020 Refinitiv. All Rights Reserved.